Exhibit 10.3

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT HAS BEEN OMITTED BY MEANS OF REDACTING A PORTION OF THE TEXT AND REPLACING IT WITH [***], PURSUANT TO REGULATION S-K ITEM 601(B) OF THE SECURITIES ACT OF 1933, AS AMENDED. CERTAIN CONFIDENTIAL INFORMATION HAS BEEN EXCLUDED FROM THE EXHIBIT BECAUSE IT IS: (i) NOT MATERIAL AND (ii) IS THE TYPE THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL.

The following contract is hereby made and entered into by and between
GE Healthcare Austria GmbH & CO OG
Tiefenbach 15
4871 Zipf
(hereinafter "Employer")
and
Roland Rott
[***]
[***]
[***]
(hereinafter "Employee")
(the Employer and the Employee both together also referred to as "the Parties")
For reasons of simplification and readability, persons will be referred to in the masculine gender throughout. It goes without saying that the feminine gender is always included.
Content of the Employment Relationship
As of July 1, 2024, the Employee shall be employed as CEO and President, GE HealthCare Imaging.
It is specifically understood that in this position, the Employee is, under Austrian law, considered to be an Executive Employee ("Leitender Angestellter").
Managerial Authority and Relocation

Within the framework of business and operating requirements, the Employer shall be entitled to alter the Employee's duties for objective reasons and to assign other duties to the Employee that are in line with his knowledge and capabilities and that are at least of an equivalent nature.
The Employer reserves the right, where required, to also assign the Employee to other business establishments of the company or to another place worldwide. In such cases, appropriate consideration shall be given to the Employee's personal interests.
With respect to frequently existing matrix organizations, the Employer expressly reserves the right to also transfer in whole or in part the right to issue instructions to other entities ultimately owned by GE HealthCare Technologies, Inc. (the “GE HealthCare Group”) inside and outside Austria.
The Employee is covered by the GE HealthCare Directors & Officers insurance for actions undertaken while as Officer of the Company.

Group Clause
During the term of this employment contract, the Employee must accept any appointment/election by competent bodies as managing director, member of the management board or the supervisory board in GE HealthCare Group companies or holding companies, provided that the Employee can be reasonably expected to do so with due respect to his workload and his professional training.
The Employee shall not be entitled to any claim against the Employer for remuneration for performing such functions in corporate bodies and shall assign claims for remuneration, if any, against any GE HealthCare Group company (except for attendance fees and disbursements, if any), to the Employer.
Upon request by the Employer, which can be made at any time, the Employee shall, without delay, resign from any functions accepted in accordance with this clause.
Commencement Date and End of the Employment Relationship
The employment contract will start on July 1, 2024. For all claims dependent on the length of service in the Company and regulated by law or contract the date of joining July 4, 2011 is valid. This employment contract shall be concluded for an indefinite term; provided, however, that both parties agree that the Employee shall relocate to the United States not later than August 31st 2026 (“the Relocation Date”) at which point the Austrian contract shall terminate and employment shall continue in the United States with GE HealthCare Technologies, Inc., or one of its subsidiaries, under the terms set forth in the offer letter dated June 6, 2024, which is attached hereto as Appendix A.
Each Party may terminate the employment contract prior to the Relocation Date with effect as of the last day of each calendar month subject to a twelve-months prior notice.
The right of both Parties to prematurely terminate this employment relationship upon important grounds in line with § 27 Austrian Employment law, as may be amended from time to time, shall remain unaffected.
In the event of termination with notice, the Employer shall be authorized to release the Employee from his employment obligations until the termination becomes effective ("garden leave").
The employment relationship shall end without termination at the end of the month in which the Employee receives notice from the competent social insurance organization stating that the Employee is unable to engage in gainful employment on a permanent basis, and the Employee does not withdraw the application prior to expiration of the period allowed for raising an objection or limit it to a fixed-term pension. If the relevant drawing of pension commences later, the employment relationship shall not end until the end of the day preceding the day on which the drawing of such pension commences. The Employer must be informed immediately when such notice of pension granted (Pensionsbescheid) is received.
Voluntary Severance
If the Employer terminates the employment contract (termination reasons upon important grounds line with § 27 Austrian Employment excluded) the Employee shall receive from the Employer the better of (1) what he would be eligible for under the GE HealthCare US Severance and Change in Control Plan for CEO and Leadership Team (the “Severance Plan,” as maybe amended from time to time ), the current version of which can be found here, if he was an Executive as defined in the Severance Plan and the termination is deemed a “Qualifying Termination” as defined in the Severance Plan; or (2) the sum of a gross severance payment of EUR 365,500 plus his base salary during the notice period. Any such payment is subject to signing a release of all claims (except rightful claims like outstanding remuneration) against the Employer and the GE HealthCare Group and complying with the post-contractual benefits included below. If Employee receives severance as outlined above the payment will cover all claims to severance under Austrian law or any other plan or law as well as all claims arising from the Employee's first 10 years of employment in Germany and those years of service will not be counted toward severance under Austrian plans or law. For the avoidance of doubt, this role has been offered to the Employee on the basis that he has agreed to relocate to the United States on US terms and conditions and, as such, if the Employee refuses to relocate to the United States prior to August 31, 2026, in accordance with the terms of Appendix A, such refusal by the Employee will be deemed a voluntary resignation and he shall not be entitled to any severance under (1), (2) or any Austrian plan or law.
If Employee receives severance under (1) it will be paid in accordance with the terms of the release and if Employee receives severance under (2) the severance payment under this provision is due at the time of termination of this agreement (provided that no such payment will be made if this agreement terminates due to the Employee’s relocation to the United States). The severance payment under (2) is owed as gross severance payment, unless the Employer is required by law to withhold any amounts from the payment. All employee related tax and social security deductions shall be borne by the Employee.
Remuneration
It is noted, that the Employer is excluded from the personal scope of the Collective Bargaining Agreement for employees of the electrical and electronics industry and therefore no collective bargaining agreement is applicable to the present employment relationship.
For all activities performed under this employment contract, the Employee shall receive from the Employer a gross annual salary in the amount of EUR 630,000 payable in fourteen equal instalments of EUR 45,000.00 gross ("monthly salary"). The monthly salary is due and payable in arrears on the last day of each month; the vacation allowance (13th salary) will be paid on 30 June and the Christmas allowance (14th salary) on 30 November of each calendar year to a bank account to be indicated by the Employee. If the service relationship begins or ends during a calendar year, then vacation allowance and Christmas allowance will be paid pro rata temporis.
The gross monthly salary consists of (i) a base salary in the amount of EUR 7,200 gross and (ii) a resulting overpayment in the amount of EUR 37,800.00 gross.
The fixed salary and any variable compensation shall fully compensate all the Employee's working hours, including extra hours and overtime work, work on weekends and public holidays, active and passive travel time as well as readiness for work duty and stand-by, including surcharges, if any ("all-in clause").

GE HealthCare Annual Long-Term Incentive (“LTI”) Grant
As an Officer, the Employee is in principle entitled to participate in GE HealthCare's annual LTI grant (“GE HealthCare Class Grant”) at a target of $2,500,000 (USD). Actual grant values may be higher or lower than target based on individual performance, leadership and other factors, in GE HealthCare’s discretion. Annual equity awards are typically granted in March each year, with the award type and terms determined by the Talent, Culture and Compensation Committee of the Board of Directors (the “Committee”). All vesting is subject to the Employee’s continued employment through the vesting dates. This is a voluntary benefit, to which no legal entitlement exists, either in principle or in terms of amount, even if payment is made on a repeated basis. In particular, such legal entitlement shall not exist if the Employer or GE HealthCare decides to terminate the GE HealthCare Class Grant. Both participation in and also the amount of any benefit under this program shall be at the sole discretion of the Employer and subject to the applicable rules of the program (as may be amended from time to time).
Variable compensation
The employee participates in the One GE HealthCare Annual Bonus Plan (the “Bonus Plan”) at a target of 100% of his base salary, although GE HealthCare reserves the right to amend that target percentage with advance notice. Any payment under the Bonus Plan is subject to the terms of the Bonus Plan, as may be amended from time to time. Payments are made in the Company’s discretion and are typically based on GE HealthCare performance, business segment performance and individual performance. For the performance year 2024, any bonus Employee receives will be based on 40% GE HealthCare and 60% Imaging actual full year results as well as Employee’s individual performance.

The Employer reserves the right to withdraw the variable compensation, if there is an objective reason. Objective reasons are:

economic difficulties within the company (in specific decline in turnover of more than 25% or economic losses in the last fiscal year) and/or serious breach of duty by employee.
The Employer commits to guarantee that in case of withdrawal or amendment of the target bonus percentage, the total target compensation will be reduced not more than 25%.
The employer reserves himself the right to annually determine bonus plan modalities such as targets weighting, the variable compensation composition and its calculation methods, using equitable discretion.
Employee severance fund
Employer shall continue to pay contributions into the following employee severance fund for the duration of this agreement:
[***]
[***]
[***]
[***]
Retirement Benefits
The Employee shall participate in the Employer's pension scheme in the attached plan, which the Employer may amend from time to time. The relevant scheme shall be provided to the Employee in a separate document.
Assignment and Pledging of Salary Entitlements
The Employee may not assign or pledge his salary entitlements.
Place of Employment
Unless otherwise agreed between the Parties, the place of employment shall be Vienna, Austria until no later than August 31, 2026, by which time the Employee must relocate as noted in his offer letter, in accordance with the terms of that offer letter, attached as Appendix A.
Without prejudice to the foregoing provision, the Employee agrees to undertake business trips, also on a regular basis.
Hours of Work/Overtime
The Employee shall perform his activities on his own responsibility and shall not be bound by fixed working hours.
The Employee shall be at the disposal of the Employer to the extent required for the performance of his tasks and shall perform excess hours and overtime work as required.
The Employee is explicitly excluded from the scope of the Austrian Act on Working Hours ("AZG") and the Austrian Act on Rest Periods ("ARG").
Integrity
The guidelines concerning the Employer's business ethics, corresponding to the integrity guide ("The Spirit and the Letter"), have been handed to the Employee. The Employee shall be required to comply with these guidelines within the framework of his work for the Employer.

Absence and Incapacity for Work
The Employee shall be obligated to inform the Employer immediately - where possible prior to the start of work - of each instance of incapacity to work of any kind and to give notification of its expected duration. Where possible, any urgent work must be pointed out.
If incapacity to work due to illness lasts longer than three calendar days, the Employee must provide the Employer with documentary evidence of this by no later than the following working day, by means of a physician's certificate stating the existence of his incapacity to work and its expected duration. The Employer reserves the right to demand evidence at an earlier point in time. If the incapacity to work due to illness lasts longer than initially stated on the sickness certificate, this must be again notified without delay. A follow-up certificate of incapacity to work must be submitted within two calendar days.
In the event of illness-based incapacity to work, the Employer's obligation to continue payment shall be based on the statutory or, where applicable, internal provisions.
Vacation
By the applicable provisions of the Vacation Act (Urlaubsgesetz) the Employee shall be entitled to 30 working days of paid leave of absence per year, based on a five-day week. In line with the applicable collective agreement, the vacation year shall commence on the 1st day of January of each calendar year. Vacation days in the year of joining the company shall be granted on a pro-rata temporis basis.
Business Trips
The Employee agrees to carry out business trips that are requested by the Employer in the interests of the business.
Expenses and travel costs incurred by the Employee shall be reimbursed in accordance with the Employer's respective valid policies relating to travel expenses. The Employer shall be entitled to change the travel expenses policy on objective grounds, especially in the event of any change in economic or legal conditions.
Company Car
The Employee is currently entitled to use a company car for his work and is entitled to use the company car for private purposes in line with the Employer's valid company car policy. Any tax consequences relating to use of the company car shall be borne by the Employee.
The company car must be returned to the Employer immediately when the employment relationship ends. The Employee shall not have any right of retention and/or entitlement to payment in lieu in respect of use of the company car.
Secrecy
The Employee agrees to keep confidential any business and trade secrets as well as any operational matters of a confidential nature which are identified as such by senior management or which are obviously identifiable as such and not to use them for his own purposes and not to make such confidential matters and/or information accessible or available to any third parties without the explicit consent of senior management, unless he is legally obligated to do so.
The obligation to maintain confidentiality shall also apply to companies that are affiliated to the Employer from an economic or organizational perspective, and shall also continue to be applicable after the employment contract ends where communications to third parties could be detrimental to the Employer.
Inventions

The parties hereto agree that any employee inventions as contemplated in section 7(3) of the Patent Act [PatG] shall belong to Employer. Employee shall be entitled to reasonable remuneration within the meaning of the legal provisions to determined in each and every individual case.
Disclosure Obligations
The Employee agrees that he will immediately notify the Human Resources Department of any changes in personal circumstances and/or of a change to the information in the master data sheet he completed when he commenced employment in Austria. Where the Employee works in the field, this shall also include any driving disqualifications.
Data Security
The Employer collects, uses and processes personal data relating to its employees ("Employment Data") for a range of human resources, business, administrative and/or safety/security purposes according to the provisions of the Federal Data Protection Act [Datenschutzgesetz] in its current valid version.
The Employer reserves the right to monitor, within the framework permitted by law, the use of its resources, including use of e-mail, the Internet, the Employer's intranet, the PC, and the telephone, as well as mobile phones or smartphones that are provided. Further information on the use of resources provided by GE is available in the document "Acceptable Use of GE Information Resources". A copy shall be made available.
Secondary Employment
The Employee shall allocate his work capacity as agreed in this employment contract to the Employer. The Employer must be notified in advance of any secondary employment, regardless of whether it is paid or unpaid and such activities shall also require its consent.
Participation in another commercial enterprise as well as involvement on the boards of any other company shall also require the Employer's prior consent. The acquisition or shares in publicly listed companies is not covered by this ban, provided that the Employee shall not, directly or indirectly, hold more than one per cent of the share capital of the respective company.
If Employer gives prior consent, it can be withdrawn any time, when Employer's interests are affected which contradicts a continuation of secondary employment.
Non-competition Clause
The Employee shall perform his activities on a full-time basis and shall make available to the Employer his entire working capacity. The Employee is subject to the non-competition covenant of sec 24 of the Austrian Act on Limited Liability Companies and sec 7 AngG.
Without the prior written consent of the Employer, the Employee shall in particular not
•perform any other business activity, be it self-employed or as employee, for third parties, neither as a vocational activity nor in an advisory capacity;
•directly or indirectly participate in any company, except for participation for reasons of investment of personal assets, so long as no controlling influence is exercised by such participation;
•accept or perform functions in the corporate bodies of other legal entities as provided for in this employment contract;
•accept or perform a role as a lobbyist nor be involved with other associations representing special interests.
Activities which fall under the Group Clause are not subject to this covenant.
Post contractual Non-competition Clause

During a period of 12 months after termination of this agreement, the Employee shall refrain from becoming active in a company in the same line of the Employer's business that the Employee has been working in during the two years prior to the termination date, be it self-employed, as a member of a corporate body, as an adviser, as an employee, or in any other form. The Employee shall, however, be entitled to invest personal assets in such a way that no controlling influence is exercised. This obligation is only applicable within the scope of sec 37 of the Austrian Employees' Act.
Post contractual Non-solicitation Clause
During a period of 12 months after termination of this agreement, the Employee shall refrain from, without prior written approval from the Chief People Officer of GE Healthcare: (a) whether self-employed, as a member of a corporate body, as an adviser, as an employee, or in any other form, directly or indirectly, solicit or encourage any person who is a Lead Professional Band or higher employee of any entity of the GE HealthCare Group (hereinafter "Restricted Person") to terminate his or her employment relationship with, or accept any other employment outside of, the GE HealthCare Group; (b) directly hire, or recommend or cause to be hired by an entity for which the Employee works, or with which the Employee is otherwise associated or owns more than a 1% ownership interest, any person who is, or was within one year before or after the termination date of this agreement, a Restricted Person; or (c) provide any non-public information regarding any Restricted Person, including, but not limited to, compensation data, performance evaluations, skill sets or qualifications, etc., to any external person in connection with employment outside the Company and its affiliates, including, but not limited to, recruiters and prospective employers. The above restrictions do not apply once a Restricted Person has been formally notified of his or her impending layoff from the Employer or any of its affiliates.
Should the Employee violate any of the obligations in the Post contractual Non-competition or Post contractual Non-solicitation clauses above, he shall be liable to a contractual penalty which shall amount to his six-fold last monthly net remuneration. The contractual penalty shall become due upon violation of this contractual provision.
Handling of Company Documents and Surrender Obligations
Analyzing business information and data as well as analyzing and using records, statistics, drawings, copies and other business documents for private use shall be prohibited.
All GE HealthCare resources and items, business documents of any kind, information and data that have been handed over or made available to the Employee within the context of the employment relationship shall remain the sole property of the Employer and must be stored with care and may only be used for business purposes.
GE HealthCare resources and items, written documents, data storage media, business documents of any kind, copies, notes and other documents concerning operational or business processes that are in the Employee's possession and under the ownership of the Employer must be returned on an unsolicited basis at the time of departure or at the Employer's request at any time during employment, especially following declaration of termination. This shall also include documents of the Employer's customers that have been handed over to the Employee during the employment relationship or have otherwise been made accessible or available to the Employee, as well as any notes that the Employee has created himself.
The deletion of data shall only be permitted with the prior consent of the Employer. The Employee shall not have any right of retention.
The Employee Innovation and Proprietary Information Agreement (“EIPIA”) the Employee has signed as part of his employment with the Company shall not be superseded by this agreement and to the extent the relevant clauses of this agreement are inconsistent with the EIPIA, the EIPIA shall control.
Group Insurance/Social Benefits
For the duration of the employment relationship, the Employee shall be insured under a group accident insurance policy.

Preclusion Periods
Claims arising from the employment relationship shall be forfeited if they are not raised against the other party in written form within three months. The Employee must raise his claims with Human Resources. The limitation period shall begin when the claim has become due and the claimant gains knowledge of the facts that establish the claim, or would have gained knowledge thereof in the absence of gross negligence. This deadline shall not apply in the case of liability for willful intent.
Also excluded is an amount equal to the statutory minimum wage for any worked hour by the employee and corresponding wage compensation entitlements, for example in case of illness and holidays.
If the opposing party rejects the claim in form of a text or does not make a declaration within one month of the notification of the claim, the claim shall be forfeited, unless it is asserted judicially within three months of rejection or of expiration of the deadline. The filing of an action for wrongful dismissal shall not protect the claim.
Voluntary Nature of Benefits
Any benefits - whether pecuniary or non-pecuniary - granted over and above the benefits stated in this employment contract shall be provided on a voluntary basis unless otherwise expressly stated in writing. The Employee shall have no legal entitlement to such benefits in the future, even if they are granted on multiple/repeated occasions and/or over an extended period of time and even if a reservation of voluntary status is not agreed each time the benefit is granted. Instead, the Employer shall decide each year whether any additional benefits will be granted and, if so, the amount in which they will be granted and the terms and conditions under which they will be granted.
Final Provisions/Conditions
The law of the Republic of Austria shall be applicable to this employment contract.
This employment contract replaces all agreements concluded prior to this employment contract between the Parties.
Should one or more provisions of this employment contract be or become void, invalid or unenforceable in whole or in part, this shall not affect the validity and enforceability of the remaining provisions of this employment contract. In these cases, the parties shall agree to replace the void, invalid, or unenforceable provision with a valid provision that comes as close as possible to such provision from an economic standpoint and does so in a legally valid manner according to the intent and purpose of this employment contract, provided a supplementary contractual interpretation (erganzende Vertragsauslegung) does not take precedence or is not possible.
The Employee has received a copy of this employment contract.

___Vienna_______________        ___30.06.2024____________
Place                     Date
_/s/ GE Healthcare Austria GmbH & Co OG        __/s/ Roland Rott_______________________
GE Healthcare Austria GmbH & Co OG         Roland Rott

Appendix A
[Logo]	Peter Arduini President and CEO GE HealthCare

June 6, 2024
Dear Roland,
We are pleased to offer you the position of President and CEO, Imaging for GE HealthCare Technologies, Inc. (together, with its affiliates, “GE HealthCare” or the “Company”) on July 1, 2024 (your “start date”). This position will report to me. The details of our offer are noted below:

Location
Through no later than August 31, 2026, this role will be located in Austria. Thereafter it will be located in Waukesha, Wisconsin, and you must relocate to Northern Illinois or Wisconsin (“NI/WI”) by no later than August 31, 2026. You will receive benefits under the Company’s “Local Plus” relocation package, including temporary housing costs in Wisconsin until you relocate, immigration support for you and your family, and relocation benefits under the Company’s standard executive-level relocation policy, but excluding any education benefits.

Salary:	€630,000 (Euros) paid monthly.
One GE HealthCare Annual Bonus Plan (the “Bonus Plan”):
Your annual bonus target under the Bonus Plan is 100% of your base salary as of December 31st of each plan year. Payments are made in the Company’s discretion and are typically based on GE HealthCare performance, business segment performance and individual performance. For the performance year 2024, any bonus you receive will be based on 40% GE Healthcare and 60% Imaging actual full year results as well as your individual performance.

Long-Term Incentive Plan (“LTIP”):
Starting in 2025, your target annual equity award grant value will be $2,500,000 (USD). Actual grant values may be higher or lower than target based on individual performance, leadership and other factors, in the Company’s discretion. Annual equity awards are typically granted in March each year, with the award type and terms determined by the Talent, Culture and Compensation Committee of the Board of Directors (the “Committee”). All vesting is subject to your continued employment through the vesting dates.

Benefits:
Until you relocate to NI/WI, you will remain employed by GE Healthcare Austria GmbH & CO OG (“GE Healthcare Austria) and continue on that company’s payroll and benefit programs. You will also be eligible to participate in the following Company benefit plans:
•The Executive Physical Program which provides reimbursement of up to $7,500 (US dollars) annually for physical health examinations.
•The Executive Financial Planning Program which provides reimbursement of up to $15,000 (US dollars) annually for financial planning services.
After you relocate to NI/WI, you will be employed by GE Precision HealthCare, LLC and will be eligible for only U.S. benefits, including the following:
•Participation in the Company’s Retirement Savings Program (the “RSP”), under which the Company currently matches 50% of the first 8% of eligible pay you save and contribute 3% of eligible pay each year (the “CRC”).
•Participation in the Restoration Plan. Under this plan, 7% of your pay above the IRS pay limit that applies to 401(k) plans is currently credited each year and notionally invested as you choose. These amounts generally vest after 3 years of service.
•Participation in the Severance and Change in Control Plan for CEO and Leadership Team (the “Severance Plan”) under which protections and benefits are provided in the event of certain terminations, including, in some cases following a change in control of the Company. While you are not an Executive eligible for benefits under the Severance Plan before you relocate to the United States, until you do so the Company will pay you, in the event of a Qualifying Termination, the better of the benefits you would be eligible for under the Severance Plan if you were an Executive as defined by the Severance Plan, subject to the other terms of the Severance Plan, and the severance, notice and other benefits you would be eligible for under local law.
All aspects of these and other benefits, including the Bonus Plan, will be governed by the terms of the applicable plan or program, and the Company reserves the right to amend such plans and programs at any time.

Promotional Equity Grant:
We will provide you with a Promotional Equity Grant valued at $950,000 (US dollars), which will be granted on August 15, 2024, and will consist of 50% performance stock units (“PSUs”), 25% restricted stock units (“RSUs”) and 25% stock options. PSUs are earned based on GE HealthCare performance from January 1, 2024 to December 31, 2026, and vest on the date in the first quarter of 2027 on which the Committee certifies PSU performance results. RSUs and stock options vest 33% on September 1, 2025, 33% on September 1, 2026, and 34% on September 1, 2027. All vesting is subject to your continued employment through the vesting dates.

Confidentiality. You acknowledge that you will have access to and become acquainted with proprietary and confidential information, which may include trade secrets, about the Company, its affiliates and its customers that constitutes a valuable asset of the Company and that is not available to the public. You agree that you will not use or disclose that confidential information, either during or after the termination of your employment, for any reason other than in the performance of your job and for the benefit of the Company and its affiliates, or as otherwise protected under applicable whistleblower protections.

Following your acceptance of this offer letter, we will provide you with an amended employment agreement with GE Healthcare Austria for your signature. You agree that once you relocate, you will no longer be eligible for any benefits under that agreement or Austrian law, including but not limited to severance as provided in that agreement. You agree that you will sign all documentation then required of U.S. executives when you relocate to NI/WI.
Roland, I am incredibly excited about you taking on this new role with the Company and look forward to your acceptance of this offer and response by email within 72 hours.
If you have any questions, please contact me at [***].

Sincerely,
/s/ Peter Arduini
Peter Arduini
Cc: Mark Russert, Total Rewards Leader

Please sign below to agree to and accept this offer letter:

/s/ Roland Rott         10 June 2024
Signature        Date